Exhibit 99.1

BioDelivery Sciences Strengthens Financial Position with Debt Refinancing

New Agreement is Cash Flow Accretive, Lowers Cost of Capital and Extends Debt Maturity

Reduces Annual Interest Costs by Approximately $1.5 million

Increases Flexibility to Continue Growth Trajectory

Raleigh, North Carolina – May 28, 2019 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) (“BDSI”) today announced that it has successfully completed the refinancing of its existing debt agreement with a new facility from BioPharma Credit plc (“BPCR”). The new facility consists of a $60.0 million term loan and will generate an estimated $1.5 million in annual interest cost savings compared to the previous debt facility.

“We are pleased to announce this debt re-financing with BPCR, an investment fund managed by Pharmakon Advisors, LP, a leading financing partner in the healthcare space,” commented Terry Coelho, Chief Financial Officer for BDSI. “Following our recent equity raise of $50 million, this new and lower cost debt facility further strengthens our balance sheet and provides BDSI with added flexibility to continue to drive the transformation of BDSI into a successful commercial-stage specialty pharmaceutical company. Additionally, this new facility is cash flow accretive, extends our debt maturity and lowers our overall cost of capital.”

The new facility carries a 72-month term with interest only payments for the first 36 months. The interest rate on the term loan is 7.5% plus the LIBOR rate, which at the closing resulted in a rate of 10.0%. An additional feature of the new facility is the flexibility to draw an additional $20.0 million within the first 12 months of the agreement. BDSI will have a total debt balance of $60 million after closing.

Proceeds from this financing, along with available cash on hand, were used to repay and retire the company’s existing term loan with CRG Servicing LLC which had an outstanding balance of $61.8 million, an interest rate of 12.5% as well as a back-end facility fee, and a maturity date of December 2022.

ABOUT BIODELIVERY SCIENCES INTERNATIONAL, INC.

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a commercial-stage specialty pharmaceutical company dedicated to patients living with chronic conditions. BDSI has built a portfolio of products that includes utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs. BDSI’s marketed products and those in development address serious and debilitating conditions such as chronic pain, breakthrough cancer pain, opioid dependence and opioid induced constipation.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This press release and any statements of employees, representatives, and partners of BDSI related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the BDSI’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the BDSI’s management and are subject to significant risks and uncertainties, including those detailed in the BDSI’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the estimated annual interest cost savings) may differ materially from those set forth or implied in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the BDSI’s control) including those set forth in our 2018 annual report on Form 10-K filed with the US Securities and Exchange Commission and subsequent filings. BDSI undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

CONTACT:

Mary Coleman

Vice President, Investor Relations

BioDelivery Sciences International, Inc.

919-582-9050

mcoleman@bdsi.com